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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Graphic Packaging International Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRAPHIC PACKAGING INTERNATIONAL CORPORATION
4455 Table Mountain Drive, Golden, Colorado 80403 (303) 215-4600

Notice of Annual Meeting of Shareholders
To Be Held May 13, 2003

The Annual Meeting of Shareholders of Graphic Packaging International Corporation ("GPIC" or the "Company"), a Colorado corporation, will be held on May 13, 2003, at 10:00 a.m. (local time) at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado, for the following purposes:

  (i)
  to elect two directors for a three-year term;

  (ii)
  to approve the amendment and restatement of the Company's Executive Incentive Plan; and

  (iii)
  to transact any other business that may properly come before the meeting.

Shareholders of the Company of record at the close of business on March 25, 2003 are entitled to vote at the meeting and any adjournment of the meeting.

Whether you expect to attend the meeting in person, please mark, sign, date and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE SHAREHOLDERS' MEETING.

By Order of the Board of Directors,

Jill B.W. Sisson, Secretary
March 31, 2003

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

PROXY STATEMENT

        This Proxy Statement is being furnished to holders of stock of Graphic Packaging International Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) to be voted at the Annual Meeting of Shareholders on May 13, 2003 (the Meeting), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about March 31, 2003.

Time, Place and Purpose

        The Meeting will be held at 10:00 a.m. (local time) on May 13, 2003, at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado. At the meeting, the shareholders of the Company will be asked to consider and vote upon the following proposals: (i) the election of two directors for a three-year term, (ii) the approval of the amendment and restatement of the Company's Executive Incentive Plan, and (iii) the transaction of any other business that may properly come before the meeting.

Voting Procedure

        If you return the signed proxy card before the meeting, your shares will be voted according to your directions. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY CARD, YOUR SHARES WILL BE VOTED "FOR" BOTH DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1, AND "FOR" THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S EXECUTIVE INCENTIVE PLAN UNDER PROPOSAL 2.

        After giving a proxy, you may cancel it at any time before it is exercised by (1) delivering written notice to the Company, (2) substituting a new proxy executed at a later date, or (3) requesting, in person at the Annual Meeting, that the proxy be returned.

Who Can Vote and Votes Required

        If you were a shareholder of record at the close of business on March 25, 2003, you are entitled to receive notice of and to vote at the meeting. At the close of business on March 7, 2003, there were 33,631,223 shares of the Company's $.01 par value common stock outstanding (the Common Stock) and 1,000,000 shares of the Company's $.01 par value Series B 10% Preferred Stock (the Preferred Stock) outstanding. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to 24.242424 votes. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Cumulative voting is not allowed in the election of directors or for any other purposes.

        With respect to the election of directors, you may vote "FOR" both nominees, you may withhold your vote for both nominees or you may withhold your vote for a specific nominee. If you withhold authority to vote for a director nominee in the election of directors, your vote will be excluded entirely and will have no effect.

        If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions, (commonly referred to as "broker non-votes"), your shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but will not be voted in favor of the proposals. Under applicable Colorado law, abstentions and broker non-votes will have no effect on the outcome of the matters to be voted on at the meeting.

Solicitation Costs

        The solicitation of your proxy will initially be conducted by mail; however, further solicitations may be made by telephone or oral communication. Officers, directors and employees of the Company may solicit proxies but will not receive any special compensation for doing so. Also, arrangements, including reimbursement for expenses in forwarding proxy materials, will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of Common Stock. All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid for by the Company.

The Company

        The Company was formed in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company (ACCo). Effective December 27, 1992, ACCo distributed to its shareholders all then outstanding shares of the Company's Common Stock (the GPK Spin-Off). The principal subsidiary of ACCo is Coors Brewing Company (Coors Brewing or CBC). From 1992 to 1999, the Company developed a strategy of focusing on its core businesses, sold or closed the aluminum and developmental businesses, and acquired additional packaging businesses. Effective December 31, 1999, the Company distributed to its shareholders all then outstanding shares of common stock of CoorsTek, Inc., the ceramics business (the CoorsTek Spin-Off). As a result, the core business of the Company is in the folding carton segment of the fiber-based product packaging industry conducted through the Company's subsidiary, Graphic Packaging Corporation. Unless the context indicates otherwise, the term the "Company" or "GPK" is used in this Proxy Statement to include Graphic Packaging International Corporation and any of its subsidiaries, including Graphic Packaging Corporation and its subsidiaries (which are collectively referred to as Graphic Packaging or GPC).

PROPOSAL I – ELECTION OF DIRECTORS

        The Board is divided into three classes, designated Class I, Class II and Class III, with each class being elected for a three-year term. Two Class III directors will be elected at the upcoming 2003 Annual Meeting, Class I directors will be elected at the 2004 Annual Meeting, and Class II directors will be elected at the 2005 Annual Meeting. Each of the nominees has agreed to serve on the Board if elected, and each of the nominees is currently a director of the Company. If any of the nominees for director should be unavailable for election, the proxies will be voted for a substitute nominee(s) designated by the Board.

        Proxies are solicited in favor of the nominees for the Class III directors named below, with the term of office of each to continue until the 2006 annual shareholders' meeting. The persons named in the accompanying proxy will vote for the election of the two nominees, unless the authority to vote is withheld.

        The following lists the two nominees for election as directors of the Company and the four directors of the Company whose term of office will continue after the meeting, including the age of each person, the position with the Company or principal occupation of each person, certain other directorships held and the year each person became a director of the Company.

Principal Occupation or Employment and Directorships	Age	Director Since

NOMINEES FOR ELECTION AS CLASS III DIRECTORS
JOHN D. BECKETT Chairman of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965. From 1965 until 2001, Mr. Beckett also served as its President.	64	1993
WILLIAM K. COORS Chairman of the Company from 1992 to 2000; Chairman of ACCo, the holding company for Coors Brewing, since 1961; President of ACCo from 1955 to 1985 and 1989 to 2000; Chairman of Coors Brewing, a manufacturer of malt beverages, from 1992 to 2000; also a director of ACCo since 1940; Director Emeritus of CoorsTek, Inc., a manufacturer of industrial ceramic products, since 2000.	86	1992

Vote Required and Board of Directors' Recommendation

        The two nominees for director having the highest number of votes cast in favor of their election will be elected to the Board.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING
HAROLD R. LOGAN, JR. Director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products; Executive Vice President and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2003; Senior Vice President/Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1995; Director of Suburban Propane Partners and Union Bankshares Ltd.	58	2001
JAMES K. PETERSON President of The Peterson Group, an investment firm, since 1990; Chief Executive Officer and a director of Graphic Packaging from 1982 to 1989; Chief Operating Officer and a director of Ludlow Corporation, a division of which became Graphic Packaging Corporation, from 1980 to 1982; employed by Continental Can Company, a manufacturer of aluminum containers, from 1971 to 1980, most recently as a Vice President.	68	1997

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2005 ANNUAL MEETING
JOHN HOYT STOOKEY Chairman of Suburban Propane, a retailer and wholesaler of propane gas and appliances, since 1996; Non-executive Chairman of Quantum Chemical Company, a manufacturer of polyethylene and a subsidiary of Hanson PLC, from 1993 to 1996, and President and Chairman of Quantum Chemical Corporation from 1985 to 1993; also a trustee of United States Trust Company of New York and a director of Suburban Propane Partners, The Clark Foundation and The Robert Sterling Clark Foundation.	73	1993
JEFFREY H. COORS Chairman of the Company since 2000, and Chief Executive Officer and President since its formation in 1992; President since 1997 and Chairman since 1985 of Graphic Packaging; Executive Vice President of ACCo from 1991 to 1992.	58	1992

BOARD OF DIRECTORS AND BOARD COMMITTEES

        The Board of Directors held four regular meetings and five special meetings during 2002. In addition, the Board took action one time by unanimous written consent. Each director attended at least 75 percent of the total number of meetings of the Board and meetings of all committees on which he served, except for Mr. Beckett who attended 66 percent of the total number of meetings.

        The Board has established four standing committees: Audit, Compensation, Executive and Directors'. Committee membership and meetings held were as follows:

Board Member	Board	Audit	Compensation	Executive	Directors'
J.H. Coors	X (1)			X	X
J.D. Beckett	X	X (1)			X
W.K. Coors	X			X (1)
H.R. Logan, Jr.	X	X
J.K. Peterson	X		X
J.H. Stookey	X	X	X (1)		X (1)
Meetings Held in 2002	10(2)	4	4	0	0
  (1)
  Chairman
  (2)
  Includes one action by unanimous written consent

Audit Committee (all members are independent directors as defined by the New York Stock Exchange listing standards)

•
Reviews the scope and results of the audit of the Company's financial results by the Company's independent accountants;
•
Recommends the appointment of the Company's independent accountants;
•
Monitors the integrity of the Company's systems of internal control and accounting policies and procedures, including compliance with the Company's ethics policy;
•
Reviews the quarterly and annual financial information with management and the Company's independent accountants; and
•
Directs and supervises investigations into matters within the scope of its duties.

        The Board has determined that the Company has at least one financial expert serving on its Audit Committee. The audit committee financial expert is John D. Beckett, who is an "independent" director within the meaning of the New York Stock Exchange listing standards.

Compensation Committee (all members are independent directors)

•
Reviews and recommends to the Board compensation for management personnel;
•
Reviews and approves executive incentive and benefit plans;
•
Evaluates the performance of the President; and
•
Reviews and approves executive employment agreements.

Executive Committee (one member is an independent director and one member is an employee director)

•
Exercises all of the authority of the Board when the Board is not in session, except as provided in the Company's Articles of Incorporation, Bylaws and applicable law.

Directors' Committee (two members are independent directors and one member is an employee director)

•
Considers and recommends nominees for election as directors;
•
Reviews and evaluates the performance of the Board;
•
Considers nominees recommended by shareholders.

        Shareholders who wish to recommend director candidates to the Directors' Committee should provide the Secretary of the Company with the candidate's name, biographical data and qualifications.

Compensation of Directors

        Each non-employee director of the Company receives an annual retainer of $35,000, twenty percent paid in shares of Common Stock. The balance of the retainer is paid in cash unless the director elects to take all or a portion of it in Common Stock. All shares of Common Stock received by directors are subject to forfeiture until completion of the annual term, which ends on the date of the annual shareholders' meeting following receipt of the shares.

        Each non-employee director receives a grant of 2,000 non-qualified stock options at the beginning of his three-year term as director. The options vest in equal annual increments over the three-year period and expire, if unexercised, six years from the date they vest.

        No additional amounts are paid to directors for service on Board committees. Directors are reimbursed for expenses incurred while attending Board or committee meetings and in connection with any other Company business. In addition, the Company purchases accidental death and dismemberment insurance for the non-employee directors.

        Jeffrey H. Coors, the only employee director, does not receive additional compensation for serving as a director of the Company.

Family Relationships

        Jeffrey H. Coors is a nephew of William K. Coors.

PROPOSAL 2 – AMENDMENT AND RESTATEMENT OF THE EXECUTIVE INCENTIVE PLAN

        The Company is seeking shareholder approval to amend and restate the Company's Executive Incentive Plan. The Board of Directors approved, subject to shareholder approval, the amendment and restatement of the plan to add additional financial measures which may be used to set financial goals for plan participants, including shareholder value and earnings before interest, taxes, depreciation and amortization (EBITDA), to add restricted stock to the awards that may be granted under the plan, and to permit the Compensation Committee of the Board of Directors (the Committee) to amend the Executive Incentive Plan to allow for changes (other than changes in eligibility, performance thresholds or other plan design components) that do not involve cost to the Company and to comply with the requirements of Section 162(m) of the Internal Revenue Code regarding performance based compensation, so that amounts paid under the plan are tax- deductible by the Company.

        The Executive Incentive Plan is designed to reward participants for the achievement of performance goals set by the Committee. The Board believes that compensation tied to the financial performance of the Company provides a strong link between shareholder value and executive pay. The amendment to the Executive Incentive Plan is being submitted for shareholder approval in order to add additional financial measures which may be used to set financial goals for plan participants, including shareholder value and EBITDA, to add restricted stock awards that may be granted under the plan, and to allow the Committee to make subsequent changes to the plan that do not involve cost to the Company and to comply with the requirements of Section 162(m) of the Internal Revenue Code regarding performance based compensation, so that amounts paid under the plan are tax-deductible by the Company. A summary of the features of the Executive Incentive Plan appears below, which is qualified in its entirety by reference to the terms of the Executive Incentive Plan, a copy of which, as amended and restated, is attached as Exhibit A.

        Participation. Participants in the Executive Incentive Plan are executive officers, division presidents and other select officers of the Company.

        Administration. The Executive Incentive Plan is administered by the Committee, which consists entirely of independent directors. The Committee has the authority to determine performance goals, to establish terms and conditions of the various compensation incentives granted under the Executive Incentive Plan and to reduce an incentive award to adjust for an unintended benefit.

        Awards. The Executive Incentive Plan provides for payment of cash bonuses, grants of restricted stock, and grants of non-qualified stock options. Cash bonuses are awarded based on the achievement of financial goals established by the Committee at the end of the prior fiscal year. The financial goals may be selected from one or more of the following financial measures, or a financial measure may be developed based on, or related to, any of the following: operating income, earnings before interest and taxes (EBIT), return on net assets employed, return on equity, return on capital, return on invested capital, the ratio of debt to EBITDA, earnings per share and/or cash flow of the Company or its divisions, and now shareholder value and EBITDA. In addition, the Committee may approve other financial measures that are deemed to be appropriate for the business. If the financial goal is met, participants, with the exception of the President and CEO, receive a "target" bonus of 50 percent of annual base salary. The President and CEO is eligible for a "target" bonus of 60 percent of his annual base salary. The Committee also establishes a threshold level below which no bonus is earned and a performance level above target at which a bonus equal to 100 percent of base salary may be earned. Potential awards are uncapped and may exceed 100 percent of base salary; however, the awards may not exceed certain maximums set to meet the Internal Revenue Code's Section 162(m) limitation. These maximum amounts are $1.5 million for the President of the Company and $1.0 million for all other eligible participants.

        Stock options and restricted stock awards under the Executive Incentive Plan are granted in conjunction with the Company's Equity Incentive Plan and are subject to all of the terms and conditions of the Equity Incentive Plan. The options are exercisable for a period of time as determined by the Committee; however, no options may be exercised for at least six months after the date of grant. The exercise price of each option granted is the fair market value of the Company's stock at the time of grant. The option price may be paid in cash, by surrendering shares owned for more than six months or through irrevocable instructions to a broker to deduct the exercise price from the proceeds of the sale.

        Determination of Award Payouts. The Committee establishes performance goals for the upcoming fiscal year under the Executive Incentive Plan at the prior year's-end. Cash bonus awards are based on the achievement of the pre-established performance goals based on EBIT and cash flow under the Short Term Incentive Plan and shareholder value under the Long Term Incentive Plan.

        Stock option grants and grants of restricted stock under the Equity Incentive Plan to executive officers, including the officers named in the Summary Compensation Table below, are subject to the discretion of the Committee.

        Amendment. The Committee may amend the Executive Incentive Plan without shareholder approval where shareholder approval is not required to satisfy any statutory or regulatory requirements, and now, to make changes that do not involve cost to the Company and to comply with the requirements of Section 162(m) of the Internal Revenue Code regarding performance based compensation, so that amounts paid under the plan are tax-deductible by the Company.

        Change of Control. In the event of a change of control, as defined under the Executive Incentive Plan (and described under "Employment Contracts, Termination of Employment and Change in Control Arrangements," below), prorated cash bonuses will normally be calculated and paid, if any are earned. Also, under the Equity Incentive Plan, outstanding stock option awards, which have not yet vested, will immediately vest and become exercisable and the restrictions on outstanding restricted stock awards will immediately lapse.

        Federal Income Tax Consequences. The grant of a non-qualified stock option is not taxable to the recipient. If the option is exercised, the optionee will recognize income equal to the difference between the fair market value at the time of exercise and the exercise price. At the time of exercise, the Company takes a deduction for an amount equal to the income recognized by the optionee.

New Plan Benefits

        Subject to shareholder approval of this Proposal 2, the following awards will be granted under the Executive Incentive Plan. Restrictions lapse when certain financial goals are met.

Executive Incentive Plan 2003 – 2005 Long Term Incentive
Name and Position	Dollar Value ($) (1)	Restricted Shares (#)
Jeffrey H. Coors, President and Chief Executive Officer	$1,692,000	300,000
David W. Scheible, Chief Operating Officer	$1,410,000	250,000
Luis E. Leon, Chief Financial Officer	$1,128,000	200,000
Jill B. W. Sisson, General Counsel and Secretary	$564,000	100,000
Marsha C. Williams, Vice President Human Resources	$564,000	100,000
Executive Group	$5,358,000	950,000
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	$9,306,000	1,650,000
(1)
Based upon the $5.64 market price of the Company's Common Stock at December 31, 2002.

Vote Required and Board of Directors' Recommendation

Approval requires the affirmative vote of a majority of the total votes cast on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE "FOR" THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables list beneficial ownership of the Company's voting shares as of March 7, 2003 by owners of more than five percent of the voting shares, each director and executive officer of the Company, and all directors and executive officers of the Company as a group.

CLASS OF STOCK: COMMON

Name	Address for 5 percent Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Adolph Coors, Jr. Trust (2) (William K. Coors, Jeffrey H. Coors, J. Bradford Coors, Melissa Coors, and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	2,800,000	8.3%
Grover C. Coors Trust (2)(3) (William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	51,211,864	62.4%
May Kistler Coors Trust (4) (William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors, and Peter H. Coors, co-trustees with voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,726,652	5.1%
Jeffrey H. Coors (5)(15)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	2,944,496	8.5%
Dimensional Fund Advisors Inc.	1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,520,400	7.5%
State Street Research & Management Company	One Financial Center Boston, Massachusetts 02111-2690	2,204,000	6.6%
William K. Coors (6)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	1,886,627	5.6%
Joseph Coors, Jr. (7)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,730,217	5.1%
Peter H. Coors (8)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,735,726	5.2%
John K. Coors (9)	CoorsTek, Inc. 16000 Table Mountain Parkway Golden, Colorado 80403	1,729,027	5.1%
John D. Beckett (10)		51,382	*

CLASS OF STOCK: COMMON (Continued)

Name	Address for 5 percent Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Harold R. Logan, Jr. (10)		16,703	*
James K. Peterson (10)		36,833	*
John Hoyt Stookey (10)		25,710	*
Luis E. Leon (11)(15)		155,438	*
David W. Scheible (12)(15)		193,439	*
Jill B. W. Sisson (13)(15)		202,244	*
Marsha C. Williams (14)(15)		124,088	*
Directors and Executive Officers as a Group (10 persons)		3,627,093	10.4%

*
Holds less than 1percent of the Common Stock.

(1)
Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(2)
The Adolph Coors, Jr., and Grover C. Coors Trusts require majority approval of trustees for voting and investment purposes; therefore, the trustees of these trusts individually disclaim beneficial ownership of shares held by the trusts.

(3)
Includes 48,484,848 shares of Common Stock into which shares of Preferred Stock may be converted.

(4)
All trustees have voting and investment power; therefore, each of them may be deemed to be beneficial owners of all shares held by the trust.

(5)
Includes 1,726,652 shares held by Jeffrey H. Coors as co-trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Joseph Coors, Jr., John K. Coors, and Peter H. Coors as co-trustees. Does not include: 164,155 shares of Common Stock restricted and unissued until the earlier of grantee's retirement, death, disability or termination of employment, or the year 2004 (18,375 shares), 2005 (20,826 shares) and 2010 (22,965 shares). Includes 929,617 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003. Also includes 86,885 shares of restricted stock and 140,134 shares held by the 401(k) Plan.

(6)
Includes 1,726,652 shares held by William K. Coors as co-trustee of the May Kistler Coors Trust, as to which he has voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors as co-trustees. Includes 6,184 shares issuable pursuant to options that are exercisable or will be exercisable within 60 days of March 7, 2003.

(7)
Includes 1,726,652 shares held by Joseph Coors, Jr. as co-trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, John K. Coors and Peter H. Coors as co-trustees.

(8)
Includes 1,726,652 shares held by Peter H. Coors as co-trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and John K. Coors as co-trustees.

(9)
Includes 1,726,652 shares held by John K. Coors as co-trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and Peter H. Coors as co-trustees.

(10)
Includes shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003, as follows: John D. Beckett – 6,184; Harold R. Logan, Jr. – 666; James K. Peterson – 4,759; John Hoyt Stookey – 7,276.

(11)
Includes 54,918 shares of restricted stock, 520 shares held by the 401(k) Plan, and 100,000 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003.

(12)
Includes 65,574 shares of restricted stock, 2,865 shares held by the 401(k) Plan, and 125,000 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003.

(13)
Does not include 11,017 shares of Common Stock restricted and unissued until the earlier of grantee's retirement, death, disability or termination of employment, or the year 2008 (1,059 shares) and 2009 (11,983 shares). Includes 40,656 shares of restricted stock, 728 shares held by the 401(k) Plan, 4,050 shares purchased through the Employee Stock Purchase Plan, and 152,428 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003.

(14)
Includes 35,082 shares of restricted stock, 506 shares held by the 401(k) Plan, and 87,500 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 7, 2003.

(15)
Does not include the number of restricted shares to be granted under the 2003-2005 Long Term Incentive Plan, subject to shareholder approval of Proposal 2, as follows: Jeffrey H. Coors – 300,000; Luis E. Leon – 200,000; David W. Schieble – 250,000; Jill B.W. Sisson – 100,000; Marsha C. Williams – 100,000.

CLASS OF STOCK: SERIES B PREFERRED

Name	Address for 5 percent Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Grover C. Coors Trust (William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,000,000	100.0%

(1)
The beneficial owner has sole voting and investment power. Until conversion, the 1,000,000 shares of Preferred Stock are entitled to a total of 24,242,424 votes on all matters submitted to common shareholders, and the holder has the right, as a class, to vote on (a) any merger involving the Company, (b) any sale of all or substantially all of the assets of the Company, (c) any liquidation or dissolution of the Company and (d) any matter as required by law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Committee, which is composed entirely of independent directors, is responsible for all compensation matters regarding the Company's executive officers and for administering and granting awards under all executive compensation plans in which executive officers participate. The current members of the Committee are John Hoyt Stookey, who serves as Chairman, and James Peterson.

Compensation Policies

General

        The Company's overall compensation philosophy is to link executives' total compensation to the short-term and long-term performance of the Company so as to maximize long-term shareholder value. The total compensation package, consisting of salary, benefits, equity grants, an annual or short term incentive opportunity and a long term incentive program in the form of cash and stock options or restricted stock, is designed to attract, motivate and retain the quality of executives needed to successfully lead and manage the Company. This package intentionally ties a sizable portion of the executives' total compensation to Company performance and shareholder value. During 2002, reducing the debt load of the Company was extremely important. The Committee believes this package was very effective at producing results.

Salary

        External market salary data is targeted at the median (the 50th percentile) of salaries paid by similarly sized manufacturing companies as determined from the data in national salary surveys, a large group of manufacturing companies. The data is gathered and reported to the Company by an executive compensation professional. Salary data collected reflects companies with similar sales revenue as that of the Company. An executive officer is paid competitively within the market salary range depending upon the individual's level of experience, expertise and specific job performance. Salaries are reviewed annually and any increases are approved by taking into account the Company's actual financial performance, the executive officer's performance in meeting Company goals and competitive salary data. The Company does not assign a predetermined specific weight to these items.

Annual Short-Term Incentive Plan – 2002

        The Annual Short Term Incentive Plan (STIP) for 2002 provided for targeted cash bonuses equal to 50 percent (60 percent for the Chief Executive Officer, President) of base salary if certain predetermined financial goals were achieved. These financial goals were based on the achievement of a targeted ratio of Debt to EBITDA for executive officers. The goals were set by the Committee in December 2001 and included a "threshold" level below which no bonus would be earned. Potential awards are uncapped and may exceed 100 percent of base salary. Payout of the 2002 STIP awards has reinforced the value of establishing objectives that drive the performance of the Company. For 2002, for example, net debt was reduced by $69.3 million and the Debt to EBITDA ratio for the year was 3.61, excluding extraordinary items. The cash bonus paid to the CEO and executive officers was 152 percent of the target incentive based upon the previously approved metrics.

Long-Term Incentive Program

        The Long Term Incentive Program (LTIP) provides a simple but effective method of aligning the interests of the shareholders with those making important strategic and operating decisions for the Company. In January 2001, the objectives of the program, to provide an incentive to officers and key executives to focus their efforts on achieving the key financial goal of improving the Company's Debt/EBITDA ratio and to retain officers and key executives, were communicated to officers and key executives of the Company.

        The incentive has a total target of approximately three times base compensation over a four-year period. The incentive has two components: 1) Cash and 2) Stock Options.

        Performance is measured by achievement of the target ratio of Debt to EBITDA. Cash targets and stock option grants were set for each officer and key executive participating in the program. This measure was included in both the STIP and the LTIP to highlight the importance of achieving the target. The award opportunities will recognize the success the Company experiences in reducing debt.

        Fifty percent of the cash targets and stock option grants were triggered when the Debt to EBITDA ratio reached 3.5, and an additional 50 percent will be triggered if and when the ratio reaches 3.0, based on two sequential quarter averages, annualized.

        In 2002, the first debt to EBITDA ratio of 3.5 was reached. Therefore, the first half of the 2001-2004 LTIP (cash and options) vested.

Long-Term Incentive Program (2003-2006)

        In 2002, the Committee approved a new Long Term Incentive Program. The objective of the program is to provide an incentive to officers and key executives to focus their efforts on improving shareholder value.

        The incentive has two components: 1) Cash and 2) Restricted Stock Grants.

        Performance is measured by achievement of improving shareholder value by 33 percent over 2002 year-end shareholder value. Cash targets and restricted stock grants were set for each officer and key executive participating in the program. The desired benefit is to significantly improve shareholder value over the course of the program.

        The cash targets and restricted stock awards will be triggered if and when shareholder value has improved by 33 percent. Shareholder value is determined by debt as of quarter end and the trailing four quarters of EBITDA. Formula for Shareholder Value = EBITDA multiplied by fixed multiple of 7 minus debt divided by shares outstanding.

Deferrals

        Executive officers may elect to defer up to 100 percent of the short-term and long-term bonuses. Amounts deferred are deemed to be invested, at the executive officer's election, in either a fixed rate fund or in a stock units fund, provided the bonus is deferred for a minimum of two years. Bonuses deemed invested in the fixed rate fund earn simple interest during the deferral period equal to the average rate for ten-year Treasury notes plus two points. The bonus plus accrued interest is paid in cash at the end of the deferral period. Bonuses deemed invested in the stock units fund are denominated as a specific number of shares of Common Stock by using the market value of these shares at the time of the investment and the amount of the bonus invested in stock units. In addition, the holder of stock units receives one non-qualified stock option for each two stock units taken in place of the cash bonus. The options vest over two years and have a ten-year term. This provision is designed to further encourage stock ownership by the executives. At the end of the deferral period, the stock units are paid by issuing an equal number of shares of Common Stock.

Equity Grants

        The Company's Equity Incentive Plan currently allows for equity grants of non-qualified stock options, restricted shares, stock units and bonus shares.

        On December 10, 2002, the Committee authorized, subject to shareholder approval of Proposal 2, a restricted stock grant to the executive officers and three other key officers. The objectives of this program are to promote stock ownership by selected officers of the Company and to encourage retention of top executives.

        The number of restricted shares that were awarded was equivalent to one times the base salary of the executive at the time of the grant.

        Restrictions on the shares lapse at a rate of 25 percent of the shares per year. The executive must also maintain a minimum of one times base salary in Company stock before selling any Company stock, including other plans and personal ownership.

Chief Executive Officer Compensation

        The salary for the President and Chief Executive Officer is targeted to be competitive with the median (the 50th percentile) salary of the top executive in similarly-sized manufacturing companies.

        The President and Chief Executive Officer participated in the annual incentive opportunity described above and earned a bonus for 2002. The target bonus opportunity was increased to 60 percent since the President and Chief Executive Officer elected not to take a pay increase in 2002.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally limits the Company's tax deduction for compensation paid to the named executive officers to $1 million, unless certain requirements are met.

        The Committee has taken and intends to continue taking the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1 million deductibility cap. In particular, the Committee sought and obtained shareholder approval for the Company's Executive Incentive Plan and its Equity Incentive Plan, as required under Section 162(m), and is seeking approval of an amendment to the Executive Incentive Plan at the 2003 Annual Meeting of Shareholders as described in Proposal 2.

This report is submitted by the Compensation Committee of the Board of Directors:

  JOHN HOYT STOOKEY, Chairman
  JAMES K. PETERSON

EXECUTIVE COMPENSATION

Summary Compensation Table

Long-Term Compensation
		Annual Compensation							Awards
Name and Principal Position	Year	Salary ($)		(1) Bonus ($)		Other Annual Compensation ($)			Restricted Stock Award(s) $ (2)	Securities Underlying Options/ SARs (#)	All Other Compensation ($) (3)

Jeffrey H. Coors President, and Chief Executive Officer	2002 2001 2000	$ $ $	530,000 530,000 526,670	$ $	484,000 670,500 0		(4 (4 (4	) ) )	$529,999 0 0	0 0 300,000	$ $ $	18,022 15,435 13,693
David W. Scheible Chief Operating Officer	2002 2001 2000	$ $ $	393,330 350,000 300,000	$ $	304,400 414,000 0	$ $ $	43,500 43,500 43,500	(5) (5) (5)	$400,001 0 0	0 0 250,000	$ $ $	8,188 7,708 7,375
Luis E. Leon (6) Chief Financial Officer	2002 2001	$ $	333,336 162,498	$ $	254,935 186,875	$ $	43,500 102,640	(5) (7)	$334,999 0	0 200,000	$ $	9,627 493
Jill B.W. Sisson General Counsel and Secretary	2002 2001 2000	$ $ $	246,336 236,330 228,000	$ $	188,728 273,695 0	$ $ $	43,500 43,500 43,500	(5) (5) (5)	$248,001 0 0	0 0 101,845	$ $ $	9,078 8,656 8,502
Marsha C. Williams (8) Vice President, Human Resources	2002 2001 2000	$ $ $	211,664 198,336 142,497	$ $	162,854 230,000 0	$ $ $	43,500 43,500 32,625	(5) (5) (5)	$214,000 0 0	0 0 125,000	$ $ $	6,647 6,335 5,661

(1)
Bonuses are the total bonuses for the years shown and are paid 100 percent in cash, except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund as described above in the Compensation Committee's Report.
(2)
Restricted stock awards were made on December 10, 2002, and the awards will vest in three equal annual increments beginning on December 10, 2003. The awards are subject to shareholder approval, as described in Proposal 2. Dividends will not be paid on the restricted stock. The number of shares of restricted stock granted was as follows: Jeffrey H. Coors – 86,885; David W. Scheible – 65,574; Luis E. Leon – 54,918; Jill B.W. Sisson – 40,656; Marsha C. Williams – 35,082. On October 1, 1994, 121,343 stock units were granted to Jeffrey H. Coors in an amount approximately equal to the Company's liability as of January 1, 1994, for the benefit due Jeffrey H. Coors under a salary continuation agreement. The stock units replaced a cash liability of the Company and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with ten years of service, and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. 85 percent of the units were vested at year-end 2002. The market value at year-end 2002 was $594,095.
(3)
All Other Compensation includes the value of term life insurance benefiting the executive and the Company's contribution to the 401(k) Plan. For 2002, the value of term life insurance benefits and the Company's 401(k) contributions, respectively, were as follows: Jeffrey H. Coors – $11,422 and $6,600; David W. Scheible – $1,588 and $6,600; Luis E. Leon – $3,027 and $6,600; Jill B.W. Sisson – $2,478 and $6,600; and Marsha C. Williams – $1,595 and $5,052.
(4)
Amounts paid were less than the lesser of $50,000 or 10 percent of total annual salary and bonus.
(5)
Amounts shown include an annual perquisite and annual car allowance as follows: David W. Scheible – perquisite ($28,500) and car allowance of ($15,000); Luis E. Leon – perquisite ($28,500) and car allowance of ($15,000); Jill B.W. Sisson – perquisite ($28,500) and car allowance of ($15,000); Marsha C. Williams – perquisite ($28,500) and car allowance of ($15,000).
(6)
Mr. Leon was elected as an executive officer in July 2001. The amounts shown for 2001 are prorated for the portion of the year.
(7)
Amounts shown include perquisite ($28,500), car allowance of ($15,000), and moving expenses of ($59,140).
(8)
Ms. Williams was elected as an executive officer in April 2000. The amounts shown for 2000 are prorated for the portion of the year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 12/31/02 (#)		Value of Unexercised In-The-Money Options/SARs at 12/31/02 ($)
	Shares Acquired On Exercise (#)	Value Realized ($)
NAME			Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey H. Coors	-	-	929,617	673,872	-	$1,260,000
David W. Scheible	-	-	125,000	288,710	-	$1,050,000
Luis E. Leon	-	-	100,000	100,000	-	$198,000
Jill B. W. Sisson	-	-	152,428	142,769	$4,520	$420,000
Marsha C. Williams	-	-	87,500	37,500	$116,000	$315,000

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by shareholders (1)	6,053,347 (2)	$5.98	2,935,002 (3)
Equity compensation plans not approved by shareholders	0	0	0
Total	6,053,347	$5.98	2,935,002
(1)
The following equity compensation plans or arrangements have been approved by the Company's shareholders: Phantom Equity Plan; ACX Technologies, Inc. Salary Continuation Agreement, as amended; Graphic Packaging Deferred Compensation Plan; Graphic Packaging Equity Incentive Plan; and the Equity Compensation Plan for Non-Employee Directors.

(2)
The breakdown per plan is as follows: Phantom Equity Plan, 58,651 shares; ACX Technologies, Inc. Salary Continuation Agreement, as amended, 121,343 shares; Graphic Packaging Deferred Compensation Plan, 105,825 shares; Graphic Packaging Equity Incentive Plan, 5,729,180 shares; Equity Compensation Plan for Non-Employee Directors, 38,348 shares.

(3)
No securities remain available for future issuance under the Phantom Equity Plan, pursuant to which phantom stock units and phantom stock appreciation units were granted, and under the ACX Technologies, Inc. Salary Continuation Agreement, as amended stock units and non-qualified stock options were granted, and under the Graphic Packaging Deferred Compensation Plan pursuant to which stock units were granted. 2,782,000 shares remain available for future issuance under the Graphic Packaging Equity Incentive Plan, pursuant to which non-qualified stock options and restricted stock awards are granted. The number of shares available for award under the Graphic Packaging Equity Incentive Plan is increased annually by 2 percent of the Company's outstanding shares on each December 31. 153,002 shares remain available for future issuance under the Equity Compensation Plan for Non-Employee Directors, pursuant to which non-qualified stock options are granted.

Pension Plan Table

        The estimated total annual retirement benefits payable under the defined benefit plan in which the named executives participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 2002 and includes years of service and compensation earned while employed by ACCo, the former parent of the Company.

	Years of Service
Remuneration	15	20	25	30	35

$125,000	$31,875	$42,813	$53,750	$64,688	$72,500
$150,000	$38,250	$51,375	$64500	$77,625	$87,000
$175,000	$44,625	$59,938	$75,250	$90,563	$101,500
$200,000	$51,000	$68,500	$86,000	$103,500	$116,000
$225,000	$57,375	$77,063	$96,750	$116,438	$130,500
$250,000	$63,750	$85,625	$107,500	$129,375	$145,000
$275,000	$70,125	$94,188	$118,250	$142,313	$159,500
$300,000	$76,500	$102,750	$129,000	$155,250	$174,000
$325,000	$82,875	$111,313	$139,750	$168,188	$188,500
$350,000	$89,250	$119,875	$150,500	$181,125	$203,000
$375,000	$95,625	$128,438	$161,250	$194,063	$217,500
$400,000	$102,000	$137,000	$172,000	$207,000	$232,000
$425,000	$108,375	$145,463	$182,750	$219,938	$246,500
$450,000	$114,750	$154,125	$193,500	$232,875	$261,000
$475,000	$121,125	$162,688	$204,250	$234,813	$275,500
$500,000	$127,500	$171,250	$215,000	$258,750	$290,000
$525,000	$133,875	$179,813	$225,750	$271,688	$304,500
$550,000	$140,250	$188,375	$236,500	$284,625	$319,000
$575,000	$146,625	$196,938	$247,250	$297,563	$333,500

        Maximum permissible benefit under ERISA from the qualified Retirement Plan for 2002 was $160,000. In addition, the maximum compensation for 2002 that may be used in determining benefits from the qualified Retirement Plan is $200,000. The Company has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified Retirement Plan because of the limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of social security benefits.

        The compensation covered by the Retirement Plan is salary only and does not include any of the other compensation items shown on the Summary Compensation Table. The salary used to compute benefits is the average highest salary amount over a thirty-six consecutive month period in the last ten years. As of fiscal year-end 2002, average annual compensation covered by the Retirement Plan and credited years of service with the Company, including previous compensation and years of service with ACCo and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors – $528,893 and 35 years; David W. Scheible – $345,556 and 4 years; Luis E. Leon – $325,000 and 1 year; Jill B. W. Sisson – $234,888 and 10 years; and Marsha C. Williams – $200,908 and 3 years.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        The Company has entered into an agreement (a Change of Control Agreement) with each of the named executive officers. Each Change of Control Agreement provides for certain payments and benefits upon the termination of the employment of such person within three years following a change of control. Each Change of Control Agreement requires the Company to: (a) pay to each executive officer, if, prior to the expiration of the three year period following a change of control, his or her employment is terminated without cause by the Company or by such officer upon the occurrence of certain constructive termination events, an amount equal to three times that officer's annual salary at the highest rate paid during the twelve month period immediately preceding termination plus the highest annual bonus rate paid during the three years preceding the termination, and (b) continue certain benefits for a period of thirty-six months. Also, upon a change of control, all unvested stock options immediately vest and may be converted into options of the surviving corporation or paid in cash and restrictions on shares of restricted stock will lapse. In addition, if any payments (including payments under the Change of Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the Code), the officer would be entitled to receive an additional payment (net of income taxes) to compensate him or her for any excise tax imposed by the Code on such payments. The definition of a change in control for purposes of the Change of Control Agreement is as follows: (i) subject to certain exceptions, the acquisition by any individual, entity or group of either (A) 50% or more of the then-outstanding Common Stock or of the voting power of the than-outstanding voting securities of the Company, or (B) a number of shares of Common Stock or voting securities of the Company which is greater in number than the number of shares held by the Adolph Coors, Jr. Trust (or by certain other related or similar trusts, trustees and entities), and, as a result of which, directors designated by such person constitute a majority of the Board; (ii) individuals who, as of the date of the Change of Control Agreement, cease for any reason to constitute at least a majority of the Board (except that, subject to certain exceptions, a new director approved by a majority of the directors in office before such director's election will be considered an incumbent director); (iii) subject to certain exceptions, consummation by the Company of a merger with another entity or of the sale of all or substantially all of the Company's assets; (iv) acquisition by the Company of the stock or assets of another entity not already under common control with the Company, if the market capitalization of the other entity, or the stock or assets acquired, is equal to or greater than the Company's market capitalization immediately prior to the closing of such transaction; or (v) approval by the Company's shareholders of the Company's complete liquidation or dissolution.

        Compensation received by the named executives upon retirement includes normal retirement benefits and, for Jeffrey H. Coors, Chairman, Chief Executive Officer/President, a number of shares of stock to be granted under the salary continuation agreement described above in footnote 2 to the Summary Compensation Table. In addition, in the case of a change in control of the Company, the Company's compensation plans will be affected as follows: (1) under the Equity Incentive Plan, all outstanding options will become exercisable in full and all stock units will become payable in full; (2) under the Executive Incentive Plan, the plan will terminate and prorated bonuses will be calculated and paid, if earned; (3) under the deferred compensation plan, distributions of deferred amounts will be made in a lump sum within 90 days after the change in control; and (4) under the salary continuation agreements, stock units vest 100 percent without regard to the executive's age or term of service. The definition of change in control for these purposes is as follows: (i) the acquisition of, or the ownership of, 50 percent or more of the total Common Stock of the Company then issued and outstanding by any person, or entity or group of affiliated persons or entities not affiliated with the Company as of the effective dates of these plans, without the consent of the Board, or (ii) the election of individuals constituting a majority of the Board who were not either

(A) members of the Board prior to the election or (B) recommended to the shareholders by management of the Company or (iii) there occurs a legally binding and final vote of the shareholders of the Company in favor of selling all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

        During 2002, John Hoyt Stookey and James K. Peterson served on the Committee. There were no compensation committee interlocks during 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, certain of its officers and persons holding more than 10 percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all forms so filed.

        Based solely upon a review of copies of such forms filed on Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that during the year ended December 31, 2002, its executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements, except as follows: one statement of changes of beneficial ownership on Form 4 required to be filed by James K. Peterson, a director of the Company, to report the sale of shares of Common Stock was inadvertently filed one day late.

INFORMATION ON INDEPENDENT ACCOUNTANTS

        The Board has unanimously reappointed the firm of PricewaterhouseCoopers LLP (PWC) as independent accountants for the 2003 fiscal year. A representative of PWC will be present at the Annual Meeting to answer questions from the shareholders and will be given an opportunity to make a statement on behalf of PWC.

AUDIT COMMITTEE REPORT

        The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        The Audit Committee of the Board consists of three independent directors and operates under a written charter approved by the Board.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company with management and has discussed with PWC certain matters related to the conduct of their audit as required by Statement on Auditing Standards No. 61, "Communication with Audit Committees." PWC has provided written communication to the Audit Committee as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee has discussed with PWC their independence and has considered the compatibility of non-audit services with their independence.

        Based upon the review and discussions with management and PWC referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Fees

        The fee for the fiscal 2002 audit was $400,000. Audit fees actually billed during 2002, including final billings for the fiscal 2001 audit, were $396,000.

Financial information Systems Design and Implementation Fees

        PWC did not render any services related to financial information systems design and implementation during 2002.

All Other Fees

        The aggregate of all other fees for services rendered by PWC during 2002 was $399,000. Included in this amount was $323,000 for audit-related services, primarily for work related to the Company's February 2002 debt refinancing, employee benefit plan audits and statutory audits of foreign subsidiaries, and $76,000 for tax and other services.

        The aggregate fees paid for professional services by PWC in 2002 and 2001 for these various services were:

Type of Fees	2002	2001
Audit Fees	$396,000	$457,000
Financial Information Systems Design/Implementation Fees	0	0
Audit-Related Fees	$323,000	$178,000
Tax Fees	$35,000	$26,000
All Other Fees	$41,000	$90,000
Total	$795,000	$751,000

This report is submitted by the Audit Committee of the Board of Directors:

  JOHN D. BECKETT, Chairman
  HAROLD R. LOGAN, JR.
  JOHN HOYT STOOKEY

PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index, to the Standard & Poor's Manufacturing (Diversified/Industrials) Index and to the Dow Jones US Containers and Packaging Index for the period from December 31, 1996 through December 31, 2002. Since Standard & Poor's discontinued the Standard & Poor's Manufacturing (Diversified/Industrials) Index, the graph illustrates a transition of history over six years, including five years of full history until the Standard & Poor's Manufacturing (Diversified/Industrials) Index was discontinued. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1996, and that all dividends, if any, were reinvested. Although no cash dividends have been paid on the Common Stock, the Company paid a dividend in shares of CoorsTek, Inc. common stock on December 31, 1999, valued at $4.19 per share. This amount has been added to the December 31, 2000 number. The information contained in this graph is not necessarily indicative of future Company performance.

Comparison of 5 Year Cumulative Total Return
among Graphic Packaging International Corporation, the S&P 500 Stock Index
the S&P Manufacturing (Diversified/Industrials) Index,
and the Dow Jones US Containers & Packaging Index

	12/96	12/97	12/98	12/99	12/00	12/01	12/02
Graphic Packaging International Corporation	$100.00	$122.96	$66.67	$53.78	$8.85	$38.14	$28.38
S&P 500 Stock Index	$100.00	$133.36	$171.47	$207.56	$188.66	$166.24	$129.50
S&P Manufacturing (Diversified/Industrials) Index	$100.00	$119.08	$138.02	$169.67	$201.98	$198.95	-
Dow Jones US Containers & Packaging Index	$100.00	$118.15	$105.97	$101.21	$65.71	$82.56	$88.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors (our President and Chief Executive Officer), John K. Coors, J. Bradford Coors, Peter H. Coors, Melissa E. Coors and Darden K. Coors are co-trustees of one or more of the Coors family trusts, which collectively own approximately 41 percent of the Company's Common Stock, 100 percent of the Preferred Stock and 31 percent of the non-voting common stock of ACCo. In addition, one of those trusts owns 100 percent of the voting common stock of ACCo. Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr. and Peter H. Coors are brothers. J. Bradford Coors and Darden K. Coors are Joseph Coors, Jr.'s children, J. Bradford Coors is an employee of CBC and Darden K. Coors is an employee of the Company. Melissa E. Coors is Peter H. Coors' daughter and she is an employee of CBC. William K. Coors is a director of the Company and ACCo. Peter H. Coors is an executive officer and director of ACCo and chairman of Coors Brewing. John K. Coors is an executive officer and Director of CoorsTek, Inc. The Company, ACCo and CoorsTek, Inc., or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

Transactions with Adolph Coors Company

        In connection with the GPK Spin-Off from ACCo, certain subsidiaries entered into market-based, long-term supply agreements with Coors Brewing to provide packaging and other products to Coors Brewing for use in its business.

        Under the packaging supply agreement, Coors Brewing agreed to purchase and the Company agreed to supply substantially all of Coors Brewing's paperboard and label packaging requirements through 1997. In early 1997, this agreement was modified and extended to a three-year, rolling term contract, and in 1998 was renegotiated through 2002 and later extended to March 31, 2003. In March 2003, Coors Brewing and the Company entered into a new four-year supply agreement. Total sales under the packaging contract have been a material source of revenue for the Company, accounting for sales of approximately $111,010,000 in 2002 (representing approximately 10 percent of the Company's consolidated gross revenue in 2002), and are anticipated to be approximately $111,000,000 in 2003.

        In addition, a subsidiary of the Company is the general partner and Coors Brewing is a limited partner in a real estate partnership which owns, develops, operates and sells certain real estate previously owned by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions are made 80 percent to the general partner and 20 percent to Coors Brewing. Distributions to Coors Brewing in 2002 were $500,000, and distributions to Coors Brewing in 2003 are estimated to be less than $100,000.

Transactions with CoorsTek

        The CoorsTek Spin-Off was made pursuant to a Distribution Agreement between the Company and CoorsTek. It established the procedures to effect the spin-off and provided for the distribution of the CoorsTek common stock to the shareholders of the Company, the allocation to CoorsTek of certain assets and liabilities and the transfer to and assumption by CoorsTek of those assets and liabilities. In the Distribution Agreement, CoorsTek agreed to repay all outstanding intercompany debt owed by CoorsTek to the Company together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Under the Distribution Agreement, the Company and CoorsTek have each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek also agreed to indemnify the Company if the CoorsTek Spin-Off is taxable or if the Company incurs certain liabilities.

        The Tax Sharing Agreement defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek business for tax years prior to the CoorsTek Spin-Off and with respect to certain tax attributes of CoorsTek after the CoorsTek Spin-Off. In general, the Company is responsible for filing consolidated federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek will reimburse the Company for the portion of such taxes related to the CoorsTek business for periods beginning on or after December 31, 1999. The Company and CoorsTek have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. The Company and CoorsTek each will be responsible for their own taxes other than those described above.

OTHER BUSINESS

        The Board is not aware of any other matters that are to be presented at the 2003 Annual Meeting of Shareholders. If other matters should properly be presented at the Annual Meeting, the persons named in the proxy will vote on these matters using their best judgment.

RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS

        In order to include a shareholder proposal in the Company's Proxy Statement and form of proxy relating to the Company's next Annual Meeting of Shareholders following the end of the 2003 fiscal year, it must be received in writing by the Company no later than December 2, 2003. For nominations or other business to be properly brought before the next Annual Meeting of Shareholders following the end of the 2003 fiscal year, you must give notice in writing to the Secretary of the Company no later than January 1, 2004. Shareholder proposals should be addressed to Jill B.W. Sisson, General Counsel and Secretary, Graphic Packaging Corporation, 4455 Table Mountain Drive, Golden, Colorado, 80403. The Company intends to hold next year's Annual Meeting in May 2004.

REPORT ON FORM 10-K

        The 2002 Annual Report is enclosed with this Proxy Statement and includes the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

        This Notice and Proxy Statement are sent by order of the Board of Directors.

Dated: March 31, 2003
Jill B.W. Sisson General Counsel and Secretary

Exhibit A

GRAPHIC PACKAGING
EXECUTIVE INCENTIVE PLAN

Second Amendment and Restatement
Effective December 10, 2002

Shareholder Approval Obtained: May     , 2003

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
EXECUTIVE INCENTIVE PLAN

Effective January 1, 1996
(As Amended through December 10, 2002)

        The name of this plan shall be the Graphic Packaging International Corporation Executive Incentive Plan (the "Plan"). The Plan replaces any previous annual and long-term cash incentive plans used by Graphic Packaging International Corporation (f/k/a ACX Technologies, Inc.) (the "Company") and its subsidiaries listed below in Section II. Eligible Participants. This plan is effective for fiscal years commencing on and after January 1, 1996.

I.      PLAN INCLUDES:

  A.
  Cash bonuses based upon predetermined financial goals; and

  B.
  Equity grants of stock options and/or restricted stock.

II.    ELIGIBLE PARTICIPANTS:

        The Company's executive officers, division presidents and select officers.

III.  CASH BONUS OPPORTUNITY:

  A.
  Goals:

  1.
  Financial goals are approved at the beginning of each year by the Company's Compensation Committee (the "Committee") of the Board of Directors. Goal achievement determines the bonus amount. Each year's participants, financial goals and other incentive compensation terms shall be set forth in writing by the Committee within ninety (90) days of the beginning of the period of service to which the performance goal applies. For purposes of any short-term bonus, the writing shall be in the form of a Short Term Incentive Program (STIP) for the applicable year. For purposes of any long-term bonus, the writing shall be in the form of a Long Term Incentive Program (LTIP) for the applicable year.

  2.
  The Compensation Committee of the Board may select from one or more of the following financial measures in determining short term or long term financial goals, or develop a financial measure based on, or related to, any of the following: Shareholder Value, Cash Flow of the Company or of the applicable Business, as appropriate, Earnings Before Interest and Taxes ("EBIT"), Earnings Before Interest and Taxes plus Depreciation and Amortization ("EBITDA"), Earnings per Share, Operating Income, Ratio of Debt to EBITDA, Return on Capital, Return on Equity, Return on Invested Capital, or Return on Net Assets Employed. In addition the Compensation Committee of the Board may approve other financial measures that are deemed to be appropriate for the business. The performance goals shall be set forth as an objective formula or standard, and the objective formula or standard will preclude discretion to increase the amount of compensation payable on attainment of the performance goal, all as required by Treas. Reg. §1.162-27(e)(2)(ii) and (iii). Definitions are in Section F below. Alternative financial measures may be developed and applied by the Compensation Committee, as determined in its discretion, without amendment to the Plan.

  3.
  For short-term incentive compensation, the financial goals are set each year at "target," the expected performance level and a minimum performance level ("threshold").

1

  B.
  Short Term Bonus Awards:

  1.
  Potential short term bonus awards, as a percent of annual salary, are the same for all participants (except for the Chief Executive Officer, and if other than the Chief Executive Officer, the President) as follows:

Officers
Threshold performance	-	25%
Target performance	-	50%
President and Chief Executive Officer
Threshold performance	-	30%
Target performance	-	60%
    2.
    Potential short-term bonus awards are uncapped except for the limitation provided in Section D.2. below.

    3.
    The Committee has the authority to reduce a short-term bonus amount unilaterally and retroactively, if needed in the sole discretion of the Committee, to adjust for an unintended benefit, or to address a specific transaction, which occurs after the beginning of the year.

  C.
  Long Term Bonus Awards

  1.
  The Committee has the authority to set long term bonus awards based on an individual's level in the organization. The awards may be based on any financial measure so applied by the Compensation Committee in its discretion. The Company reserves the right to buy back options or restricted stock if it deems doing so is appropriate.

  D.
  Bonus Payments:

  1.
  All bonuses are paid net of applicable withholding taxes.

  2.
  To comply with Section 162(m) of the Internal Revenue Code, if, at the time the performance goal is met and the amount to paid as a bonus is based, in whole or in part, on a percentage of salary or base pay and the dollar amount of the salary or base pay is not fixed at the time the performance goal is established, then the maximum bonus which may be earned by any participant in any year is limited as follows:

Officers	-	$1.0 million
President and Chief Executive Officer	-	$1.5 million
  E.
  Unusual Items:

  1.
  For purposes of measuring the extent to which an incentive goal is achieved, the following unusual items shall generally be excluded unless the Committee, in its sole judgment, determines the items shall be included:

  a)
  restructuring charges as defined by authoritative accounting literature;

  b)
  income or loss, including shares issued, related to acquisitions and dispositions of Businesses, Business segments or substantial assets in the year of the transaction;

  c)
  the current year effective of adopting accounting pronouncements under generally accepted accounting principles;

2

      d)
      legal settlements, judgments, and/or tax audit claims;

      e)
      tax effect of statutory tax rate changes;

      f)
      environmental remediation costs incurred as a result of law changes affecting prior years;

      g)
      accounting changes, extraordinary items, gain or loss on disposal of a discontinued operation and/or unusual items as reported under Accounting Principles Board Opinion No. 30;

      h)
      gains or losses from the issuance or retirement of financial instruments;

      i)
      other unusual items which are required to be shown as a separate line item on the income statement; and

      j)
      current year impact of share repurchase programs.

      k)
      other unusual or extraordinary items as deemed appropriate for the business, approved by the Compensation Committee, or pursuant to any applicable accounting rules or SEC rules.

  F.
  Definitions:

    The capitalized terms used in the Plan shall have the meanings specified below, unless otherwise specified. In determining the values set forth below, the Committee may choose to consult the audited financial statements of the Company and/or the certified public accountants that regularly audit the Company's financial affairs, such determinations to be in accordance with generally accepted accounting principles.

    1.
    Business means a separate line of business within the Company.

    2.
    Cash Flow means one or more of the cash flow components in the Statement of Cash Flows.

    3.
    Code means the Internal Revenue Code of 1986, as amended.

    4.
    Divisional Net Income means the net income generated by a distinct division or location of the Company during a fiscal period.

    5.
    Earnings per Share means "primary earnings per share."

    6.
    Earnings Before Interest and Taxes (EBIT) means operating income plus other income and expense except for interest and taxes.

    7.
    Return on Capital means net income for the fiscal year divided by the average of total capital at the beginning and end of the fiscal year. Total capital is the sum of equity and long-term debt.

    8.
    Return on Equity means the net income for the fiscal year divided by the average of equity at the beginning and end of the fiscal year.

    9.
    Return on Net Assets Employed means EBIT divided by a five-quarter average of total assets less current liabilities.

    10.
    Return on Invested Capital means Divisional Net Income divided by a five-quarter average of invested capital.

    11.
    Ratio of Debt to EBITDA means total Company debt divided by EBITDA (earnings before interest and taxes plus depreciation and amortization). The program uses a simple average of the four quarterly results annualized.

3

    12.
    Shareholder Value means a multiple of EBITDA, less Debt, and divided by the number of shares of the Company outstanding, as determined by the Compensation Committee.

IV.    EQUITY GRANTS:

  A.
  Stock Options:

  1.
  Grants of stock options shall be made pursuant to the terms of the Company's Equity Incentive Plan.

  B.
  Restricted Stock:

  1.
  Grants of restricted stock shall be made pursuant to the terms of the Company's Equity Incentive Plan.

V.    ADMINISTRATIVE PROVISIONS:

  A.
  Participation for Newly Promoted or Newly Hired Officers:

    Any annual cash bonus under the Plan is prorated based upon number of days in the eligible position, unless an exception is made at the time of promotion or hire. The exception for a participant at the Company is made by Office of the President and for a Business participant by the president of the Business.

  B.
  Impact of Employment Termination on Bonus Payouts:

    Participant must be employed on last day of calendar year to earn a bonus except for the following terminations, which may result in a prorated bonus based upon number of days of participation during the year:

    1.
    retirement, including early retirement, under a qualified retirement plan sponsored by the Company;

    2.
    death;

    3.
    long-term disability, as determined under a disability policy provided for the participant by the Company, or if none, under such other disability plan sponsored by the Company under which the participant is eligible for benefits, or if none, as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended;

    4.
    transfer to another Business within the Company; or

    5.
    elimination of position or demotion for reasons other than poor performance.

    Any exceptions and a prorated bonus must be approved by the Office of the President for a Company participant and by the president of a Business for a Business participant.

  C.
  Bonuses:

  1.
  Bonus amounts must be self-funded, i.e., they must be accrued before determining whether a bonus is earned.

  2.
  Bonuses are subject to annual review or audit and to approval by the Committee.

  3.
  Bonuses will be paid, net of withholding taxes, after the Company releases its annual earnings for the bonus year.

4

    4.
    Bonuses may be denied in whole or in part by the Committee, if in its judgment, the participant took any actions, which were deemed to be detrimental to the Business, to the Company or to one of its subsidiaries.

  D.
  Plan Administration and Termination:

  1.
  The Plan is administered by the Company at the direction of the Committee, which reserves the right to interpret, modify or terminate the Plan. The Company delegates the power to interpret and amend the Plan to the Committee; provided that such power of amendment shall be to the modification of terms of the Plan other than the terms that govern eligibility, performance thresholds or other plan design components that involve the aggregate amount of the cost of the Executive Incentive Plan to the Company. Changes to the Plan shall not adversely affect any awards or bonuses that have been paid or earned but not paid without the consent of the Participant(s) affected by such change.

  2.
  To the extent the Board considers it desirable for compensation delivered pursuant to a bonus under the Plan to be eligible to qualify for an exemption under Code Section 162(m), the Committee shall consist of a committee of two or more directors of the Company, all of whom qualify as "outside directors" within the meaning of Code Section 162(m). The Board may from time to time remove members from or add members to the Committee; fill vacancies on the Committee, howsoever caused; and otherwise increase or decrease the number of members of the Committee, in each case as the Board deems appropriate to satisfy such conditions of Code Section 162(m) as then in effect.

  3.
  Participation in the Plan does not in any way constitute a contract of employment and does not guarantee continued employment with the Company or any of its subsidiaries.

  4.
  In the event of a change of control, the Plan will normally end and prorated bonuses will be calculated and paid, if any are earned. Change in control at the Company shall be defined as in the Company's Equity Incentive Plan.

  5.
  Potential bonus awards may not be pledged, encumbered, assigned, alienated, anticipated or commuted in any manner by the participant.

  6.
  The Committee reserves the right to offset any earned bonus against any debts owed by the participant to the Business, to the Company or to any of the Company's subsidiaries.

ATTEST:	GRAPHIC PACKAGING INTERNATIONAL CORPORATION

Dated: December 10, 2002

5

[Form of Proxy Card]

PROXY
For the Annual Meeting of Shareholders of
GRAPHIC PACKAGING INTERNATIONAL CORPORATION
4455 Table Mountain Drive
Golden, Colorado 80403
Proxy Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Jeffrey H. Coors and William K. Coors, or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 25, 2003, with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Graphic Packaging International Corporation (the "Company"), to be held at 10:00 a.m. (local time) on May 13, 2003 at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado, or any adjournments thereof.

The Board of Directors recommends a vote FOR all of the nominees for director listed below under Proposal 1, and approval of Proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Proposals stated below.

Proposal 1—Election of Directors.

FOR all Nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ To Vote for all Nominees below
Nominees:	John D. Beckett
William K. Coors

To withhold authority to vote for any individual nominee, strike a line through the name of the nominee above. Your vote will be cast FOR the other nominee.

Proposal 2—Approval of the amendment and restatement of the Company's Executive Incentive Plan.

FOR ☐                  AGAINST ☐                   ABSTAIN ☐

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. [TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS, MERELY SIGN BELOW. NO BOXES NEED TO BE CHECKED.]

Date:

Signature:

Signature:

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

QuickLinks

  PROXY STATEMENT
  PROPOSAL I – ELECTION OF DIRECTORS
  BOARD OF DIRECTORS AND BOARD COMMITTEES
  PROPOSAL 2 – AMENDMENT AND RESTATEMENT OF THE EXECUTIVE INCENTIVE PLAN
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  EXECUTIVE COMPENSATION
  Summary Compensation Table
  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
  INFORMATION ON INDEPENDENT ACCOUNTANTS
  PERFORMANCE GRAPH
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  OTHER BUSINESS
  RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS
  REPORT ON FORM 10-K